Exhibit 10.3
KANSAS CITY SOUTHERN ANNUAL INCENTIVE PLAN
(As Amended and Restated Effective January 1, 2008)
1.	PURPOSE. The purpose of the Plan is to provide management employees of the Employer with annual incentive compensation based on the level of achievement of financial and other performance criteria. The Plan is intended to focus the interests of these employees on the key measures of the Company’s success and to reward these employees for achieving the key measures of the Company’s success. This Plan is not intended to be a performance-based plan for purposes of Section 162(m) of the Code.

2.	DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:
(a) “Award” shall mean a cash payment for a Performance Year payable to a Participant on account of his or her participation in the Plan.
(b) “Board” shall mean the Board of Directors of the Company.
(c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including applicable regulations and rulings thereunder and any successor provisions thereto.
(d) “Committee” shall mean the Compensation and Organization Committee of the Board (or any successor committee).
(e) “Company” shall mean Kansas City Southern, and any successor thereto which adopts the Plan.
(f) “Disability” shall mean a disability as defined under the Employer’s applicable long-term disability program.
(g) “Eligible Employee” shall mean an individual who is employed by an Employer in active service and who is not represented by a union or other collective bargaining organization.
(h) “Employer” shall mean the Company and any affiliate of the Company that elects to participate and be an Employer under the Plan with the consent of the Company.
(i) “Leave” shall mean an absence from work with the approval of the applicable Employer. Leaves include absences for short-term disability, family leaves of absence and other approved leaves of absence.
(j) “Maximum Award” shall mean an Award level that may be paid if the maximum level of the Performance Goal(s) is achieved in the Performance Year.

(k) “Participant” shall mean, with respect to any Performance Year, any Eligible Employee who is selected to participate in the Plan in accordance with Section 3 of the Plan.
(l) “Performance Goal” shall mean the pre-established performance goal(s) established under the Plan for each Performance Year as described in Section 4 of the Plan.
(m) “Performance Measures” shall mean one or more of the following criteria, on which Performance Goals may be based: revenues, net income, pre-tax income, operating income, earnings per share, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), cash flow, return on equity, return on capital, return on assets, operating ratio, and capital expenditures; provided, that the Committee shall have the authority to use Performance Measures other than those herein specified as it deems appropriate in its sole discretion.
(n) “Performance Year” shall mean the calendar year of the Company in which a Participant provides services on account of which the Award is made.
(o) “Plan” shall mean the Kansas City Southern Annual Incentive Plan, as set forth herein, as from time to time amended.
(p) “Proration Fraction” shall mean a fraction, the numerator of which is the number of days in the Performance Year the individual was an Eligible Employee, and the denominator of which is 365.
(q) “Target Award” shall mean an Award level that may be paid if the target level of the Performance Goal(s) is achieved in the Performance Year.
(r) “Threshold Award” shall mean an Award level that may be paid if the threshold level of the Performance Goal(s) is achieved in the Performance Year.
3.	ELIGIBILITY and PARTICIPATION.
(a) In General. An Eligible Employee of an Employer will become a Participant for a Performance Year if he or she is selected by the Company, subject to the approval of the Committee, as eligible to participate in the Plan. Participants will be determined at the beginning of each Performance Year, and participation in the Plan during one Performance Year does not guarantee continued participation in future Performance Years. The Company, subject to the approval of the Committee, may add Participants during the course of a Performance Year as it deems appropriate in its sole discretion. A Participant must be employed by an Employer on the last business day of a Performance Year in order to be eligible to receive an Award, except as provided in Section 3(b)(2) below.
(b) Prorations for Partial Year. A Participant who is not an Eligible Employee for an entire Performance Year may receive an Award for any portion of the Performance Year that he or she is an Eligible Employee, under the circumstances described below and subject to Section 5 of the Plan:
1)	New Hires, Transfers. A Participant who becomes an Eligible Employee on account of being hired or transferred during a Performance Year will be eligible for a prorated Award for such Performance Year. The amount of the prorated Award shall be equal to the full amount of the Award otherwise determined under Section 4 of the Plan, multiplied by the Proration Fraction. Notwithstanding the preceding two sentences, and subject to the provisions of Section 3(a) of the Plan, an individual who becomes an Eligible Employee on or after October 1 of a Performance Year will not become a Participant in such Performance Year and will not be eligible for an Award for such Performance Year.

2)	Death or Disability. A Participant who has a termination of employment during a Performance Year on account of death or Disability will be eligible for a prorated Award for such Performance Year. The amount of the prorated Award shall be equal to the full amount of the Award for such individual for the Performance Year in which the death or Disability occurs, multiplied by the Proration Fraction. With respect to the calculation of an Award for purposes of this provision, the Participant’s rate of base salary in effect for the last full payroll period of his or her employment shall be used.
Notwithstanding the foregoing, the Committee may, in its discretion, based upon the recommendation of the Company, determine that a Participant who is added during the course of a Performance Year will be eligible for an Award for the Performance Year that is not a prorated Award and that therefore is not multiplied by the Proration Fraction.
(c) Leaves. A Participant who is on Leave for an aggregate of more than three (3) months during a Performance Year will not be eligible for an Award for such Performance Year; provided however, a Participant who is on Leave under the Family Medical Leave Act will continue as a Participant during such Leave and will be eligible for an Award for the Performance Year of such Leave subject to other provisions of the Plan, and a Participant who is on Leave during a period of service in the uniformed services and returns to employment with the Employer and is entitled to benefits upon reemployment under the Uniformed Services Employment and Reemployment Rights Act will continue as a Participant during such Leave and will be eligible for an Award for the Performance Year of such Leave subject to other provisions of the Plan.
4.	DETERMINATION OF AWARDS.
(a) Establishment of Performance Goal. The Company shall establish objective Performance Goals for each Award after the beginning of each Performance Year subject to the approval of the Committee. The Performance Goals may be based upon the performance of the Company, the Employer, or any operating unit level, division or function thereof, and may be applied either alone or relative to the performance of other businesses or individuals (including industry or general market indices), based on one or more of the Performance Measures. Performance Goals may be expressed as whole dollar amounts, percentages or growth rates. Performance Goals will be determined each year by the senior management of the Company, with consultation from other third party sources, and are subject to the approval of the Committee. Performance Goals will be set for each Performance Measure as follows: threshold, target and maximum. No Award will be made under a Performance Measure if results are below the threshold level.
(b) Establishment of Awards. The Company shall also establish, subject to the approval of the Committee, the Threshold Award, the Target Award and the Maximum Award payable to a Participant if the Performance Goal(s) is achieved. The payment of any Award shall be subject to achievement of the applicable Performance Goals and certification by the President of the Company to the degree to which each of the Performance Goals have been attained. The Committee will consider such certification in its determination hereunder of whether an Award shall be paid. Threshold Awards, Target Awards and Maximum Awards will be expressed as a percentage of a participant’s base salary and correspond to salary grades. Target Award percentages will be determined each year by the senior management of the Company, with consultation from other third party sources, and are subject to the approval of the Committee. For purposes of determining the amount of an Award, the Participant’s rate of base salary in effect for the last full payroll period of the Performance Year to which the Award pertains shall be used.
(c) Maximum Individual Award. The maximum amount of any Maximum Award to a Participant for any Performance Year shall be the lesser of $2,000,000 or 200 percent of a Participant’s Target Award for a Performance Year. Threshold Award amounts will be 50% of the potential Target Award amount (multiplied by the Performance Measure weighting).

(d) Adjustments to Awards. The Committee may, in its discretion, modify the amount of any Award based on such criteria as it shall determine, including, but not limited to, financial results, individual performance, safety performance, business unit and site accomplishments, and other factors tied to the success of the Company or any of its business units. The Committee shall retain the discretion to adjust any Award downward. There is no obligation of uniformity of treatment of Participants under the Plan.
(e) Determination of Attainment of Performance Goals. The Committee may determine in its sole discretion how results will be calculated related to the Performance Measures selected for a particular Performance Year. In determining results for a Performance Year, the Committee may approve adjustments in the calculations to reflect extraordinary, unusual or non-recurring items.
(f) Profit Sharing Adjustment. If, under statutory law, a Participant is entitled to a profit sharing payment from the Employer for a calendar year that coincides with a Performance Year, then the Award amount otherwise payable to the Participant hereunder shall be reduced by an amount equal to such statutory profit sharing amount payable to the Participant. If applicable, for purposes of calculating such reduction, the statutory profit sharing amount shall be converted to U.S. dollars in accordance with procedures established hereunder.
5.	PAYMENT OF AWARDS.
(a) Time of Payment. An Award shall be paid to a Participant in cash as soon as practicable after the Committee has certified in writing that the Performance Goal(s) for the Performance Year have been achieved; provided, however, in no event will the Award with respect to a Performance Year be paid to a Participant later than the 15th day of the third month following the end of such Performance Year. No absolute right to any Award shall be considered as having accrued to any Participant prior to the payment of the Award. Notwithstanding the foregoing, an Award with respect to a Performance Year to be paid to a Participant that is not subject to income taxation under the laws of the United States, may be paid later than the 15th day of the third month following the end of such Performance Year, but shall not in any event be paid later than the 30th day of the fourth month following the end of such Performance Year. Awards payable to other Participants who have had a termination of employment on account of death or Disability during the Performance Year shall be payable in accordance with Section 3(b) of the Plan and at the same time other Participants receive Awards under the Plan.

(b) Termination of Employment Other Than on Account of Death or Disability. A Participant who has a termination of employment other than on account of death or Disability prior to the last day of a Performance Year shall not be paid any Award for such Performance Year.
(c) Termination of Employment on Account of Death or Disability. A Participant who has a termination of employment on account of death or Disability after the end of the Performance Year but prior to the payment date for Awards for such Performance Year shall be paid the full amount of any Award for such Performance Year, determined under Section 4 of the Plan (in addition to any amount determined under Section 3(b) for the Performance Year in which the termination of employment on account of death or Disability occurs). If the Participant dies prior to receiving payment of an Award, any Award payable under the Plan to such Participant shall be paid to the Participant’s estate.
(d) Withholding. Awards are subject to withholding for applicable federal, state and local taxes.
6.	PLAN ADMINISTRATION.
(a) Administration. The Plan shall be administered by the Committee. The Committee shall have full discretionary authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to determine the Awards and the Performance Measures applicable to each Award, to approve all Awards, to decide the facts in any case arising under the Plan, and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan. In making any determinations under or referred to in the Plan, the Committee shall be entitled to rely on opinions, reports or statements of employees of the Company and of counsel, public accountants, and other professional or expert persons. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and its stockholders and all employees, including Participants and their beneficiaries. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award.
(b) Delegation. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members, and may delegate all or any part of its responsibilities and powers for administering the Plan to one or more persons as the Committee deems appropriate, and at any time may revoke any such allocation or delegation.

7.	AMENDMENT OR TERMINATION OF PLAN. The Committee may amend (in whole or in part) or terminate the Plan at any time, effective at such date as the Committee may determine. The Company also may amend (in whole or in part) or terminate the Plan at any time effective as of such date as the Company may determine, provided, however, any such amendment of the Plan by the Company is subject to the approval of the Committee.

8.	MISCELLANEOUS PROVISIONS.
(a) Awards Not Transferable. A Participant’s right and interest under the Plan may not be assigned or transferred. Any attempted assignment or transfer shall be null and void and shall extinguish, in the Committee’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.
(b) Effect of Awards on Other Compensation.
1)	Awards shall not be considered eligible pay under other plans, benefit arrangements or fringe benefit arrangements of the Company, unless otherwise provided under the terms of other plans.

2)	To the extent provided in the applicable benefit plan or benefit arrangement of an Employer, amounts payable as Awards will be reduced in accordance with the Participant’s compensation reduction election, if any, in effect under other plans at the time the Award is paid.
(c) No Employment Rights. This Plan is not a contract between the Employer and any employee or Participant. Neither the Plan, nor any action taken hereunder, shall be construed as giving to any Participant the right to be retained in the employ of the Employer. Nothing in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or any committee of the Board, to change the duties or the character of employment of any employee or to remove an individual from the employment of the Employer at any time, all of which rights and powers are expressly reserved.
(d) Unfunded Plan. The Plan shall be unfunded. No Employer shall be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards. Awards shall be paid solely from the general assets of the Participant’s Employer, to the extent the payments are attributable to services for the Employer. To the extent any person acquires a right to receive payments from an Employer under the Plan, the right is no greater than the right of any other unsecured general creditor.
(e) Applicable Law. The Plan shall be governed by the laws of the State of Missouri and applicable federal law.